Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Federated Department Stores, Inc.:

We consent to the use of our report dated March 24, 2006, except as to note (i) to the consolidated statements of cash flows, which is as of June 5, 2006, with respect to the consolidated balance sheets of Federated Department Stores, Inc. and subsidiaries as of January 28, 2006 and January 29, 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three fiscal years in the period ended January 28, 2006, and our report dated March 24, 2006 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of January 28, 2006 and the effectiveness of internal control over financial reporting as of January 28, 2006, incorporated by reference in this post-effective amendment no. 1 to the registration statement on Form S-3, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/  KPMG LLP

Cincinnati, Ohio
February 23, 2007